ADDENDUM TO EMPLOYMENT
       CONTRACT FOR JAMES K. COOPER, PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Ultimate Security Systems Corporation, a Nevada corporation ("Employer"), located at 18271 West McDurmott, Suite F, Irvine, CA 92612, and James K. Cooper ("Executive"), in consideration of the mutual promises made herein, and in the Employment Agreement with an effective date of October 20, 2001, between the parties (hereinafter the "Employment Agreement"), hereby agree to amend the following sections of the Employment Agreement (amendments are underlined and any sections of the Employment Agreement not specifically listed below remain as written in the Employment Agreement):

                                   ARTICLE I.

                                   DEFINITIONS

            SECTION 1.1 "BASE SALARY" -- One Hundred Seventy Thousand Dollars ($170,000) per annum less applicable deductions and withholdings.

            SECTION 1.13 "SALARY" -- gross cash compensation paid in equal periodic installments to Executive by Employer in the amount of One Hundred Seventy Thousand Dollars ($170,000) per annum.

                                   ARTICLE II.

                           EMPLOYMENT TERMS AND DUTIES

         SECTION 2.2 TERM. Subject to the provisions of Article VI, the term of Executive's employment pursuant to this Agreement will be five (5) years, beginning on the Effective Date and ending on a date exactly five (5) years after the Effective Date ("the First Term"). The term of this Agreement is automatically renewable for succeeding periods of five (5) years each unless either party gives notice to the other party of the noticing party's intention not to renew the term of this Agreement. Notice must be received at least thirty
(30) days prior to the expiration of the First Term and at least sixty (60) days prior to the expiration of any subsequent term. The term of this Agreement shall be automatically renewed for an additional five (5) years upon the Company's stock becoming eligible for quotation on an electronic quotation medium such as the Over-the-Counter Bulletin Board or is listed on a national exchange, including the NASDAQ SmallCap. For purposes of this Agreement, the word "Term" will include the First Term and any renewal terms.



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                                  ARTICLE III.

                            COMPENSATION AND BENEFITS

          SECTION 3.1 BASIC COMPENSATION. During the Term, Executive's basic compensation will consist of the following salary and benefits:

         (a) BASE SALARY. Employer shall pay Executive as compensation for Executive's services a base salary in the sum of One Hundred Seventy Thousand Dollars ($170,000) annually ("Base Salary"), less applicable deductions and withholdings. Executive will receive equal periodic installments according to Employer's customary payroll practices, but not less frequently than semi-monthly. Any earned but unpaid salary will accrue interest at seventeen percent (17%) per annum until paid.

         SECTION 3.2 BONUS. In addition to the Salary and the Core Benefits, Executive is entitled to receive from Employer a cash bonus in an amount equal to one percent (1%) of Employer's "gross income" for each of Employer's complete fiscal quarters during the Term. For purposes of this Section 3.2, the term "gross income" is defined as and shall mean all gross income from the operations of Employer (other than capital gains). "Gross income" shall be determined in accordance with generally accepted accounting principles utilized by the certified public accountant(s) regularly employed by Employer, and the determination of gross income by such accountant(s) shall obligate and be conclusive on Employer and Executive. Payment of the bonus shall be made no later than forty-five (45) days after the end of Employer's fiscal quarter for which such bonus is due and payable. In addition, if the Company's stock is eligible for quotation on an electronic quotation service or is listed on national exchange and the Market Price of the Company's stock increases 200% or more during any twelve (12) month period (the "Stock Increase Period"), Executive shall be entitled to receive options to purchase Company common stock equal to 5% of the Company's authorized common stock at a price that is discounted 35% from the prevailing Market Price. For purposes of this Section 3.2, "Market Price" shall be determined by taking the average of the bid and ask price within five (5) days of the date the price is determined. For purposes of determining whether Executive is entitled to receive the options described herein, Employer shall determine the Market Price at the beginning of the Stock Increase Period and compare that to the Market Price at the end of the Stock Increase Period.

         SECTION 3.3 HEALTH CARE BENEFITS. Employer shall, as part of Executive's Core Benefit package, include Executive and co-dependents in the hospital, surgical, medical and dental benefit plan maintained by Employer.

                                   ARTICLE V.

                             VACATIONS AND HOLIDAYS

         SECTION 5.1 ANNUAL VACATION. Executive will be entitled to six (6) weeks paid vacation per year which, if not used, shall carry over to the succeeding year.




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                                   ARTICLE VI.

                                   TERMINATION

         SECTION 6.1 (A) DISABILITY. Employer may terminate this Agreement for Disability. Executive hereby consents to examination by a physician designated by Employer, and Executive hereby waives any physician-patient privilege resulting from any such examination, under the following conditions:

         (i) Employer must provide Executive with at least sixty (60) days prior written notice of its intent to have Executive examined.
         (ii) Employer must pay any and all expenses and costs related to such examination, including, but not limited to, Executive's travel expenses.
         (iii) Executive shall have the right to arrange for a second opinion examination if he disagrees with Employer's physician's diagnosis. If the second opinion materially contradicts the initial diagnosis, Employer and Executive shall mutually agree on a third physician whose diagnosis shall be binding on the parties. If Employer and Executive cannot mutually agree on a physician, one shall be chosen by the first two physicians.
         (iv) If Executive shall disagree with Employer's decision to order an examination, Executive shall have the right to prevent such examination until and unless a mutual third party mediator, mutually agreed upon by Executive and Employer, recommends such an examination.

         (B) CAUSE. Employer may terminate Executive's employment for Cause. Termination of Executive for Cause requires either an action of at least a majority of the Company's Board of Directors at a meeting duly called and held upon at least thirty (30) business days written notice to the Executive of the particulars of the act or omission alleged to constitute cause, or an action of at least two-thirds (2/3) of the Company's shareholders entitled to vote at a meeting duly called and held upon at least thirty (30) business days written notice to the Executive of the particulars of the act or omission alleged to constitute cause. Executive may not be terminated for Cause if Executive cures such matter within twenty (20) days after such notice is sent or given pursuant to this Agreement. Executive is permitted to respond and defend himself before the Board or any appropriate committee thereof within a reasonable time after written notification of any proposed termination for Cause which involves an allegation of gross incompetence, willful gross misconduct, insubordination, or a material breach of any provision of this Agreement.



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         (C) SEVERANCE. If Executive is terminated for Cause, Executive will receive on the Date of Termination, as compensation, the following:

         (i) The Base Salary provided for in Section 3.1(a) as then in effect, due and accrued through the Date of Termination;
         (ii) On the Date of Termination, Employer shall repurchase all shares, series and classes of Employer's stock then held by Executive at the greater of either: (a) 150% of the prevailing market rate; or (b) a minimum of five dollars ($5.00) per share
         (iii) Employer shall pay Executive all vacation pay accrued and unpaid through the Date of Termination for the year in which such termination occurred; and
         (iv) Executive shall also receive reimbursement for any attorney's fees related to the Termination.

If Executive is terminated with or without cause, Executive will receive the Base Salary provided for in Section 3.1(a) which is due but unpaid as of the Date of Termination and shall be entitled to receive the Base Salary for an additional thirty-six months (36) following the Date of Termination. Executive will also receive (ii), (iii) and (iv) directly above.

         (F) GOLDEN PARACHUTE. Executive may elect to terminate his employment in the event that:

         (i) seven percent (7%) or more of Employer's then issued and outstanding common stock or seven percent (7%) or more of any class of Employer's then issued and outstanding preferred stock is acquired by any person or entity, or persons or entities acting in concert as determined by Executive in his sole and absolute discretion;
         (ii) Employer loses its ability to exercise a controlling influence over Employer's operations;
         (iii)    a hostile election of a majority of Employer's Board occurs;
                  or
         (iv)     Employer is merged, sold or dissolved.

Such events shall be known as a "Change-In-Control". If Executive elects to be retained, Executive will maintain that capacity and function occupied by Executive at the time of such Change-In-Control. If Executive elects to terminate his employment at such time, and under such conditions, Executive shall be entitled to those severance arrangements as would be applicable under
Section 6.1(c). In addition to those severance arrangements applicable under
Section 6.1(c), Executive shall further receive a parachute payment consisting of a one-time, lump sum payment totaling 2.99 times the average of Executives Base Salary (even if such Base Salary was unpaid) over the past five taxable years prior to the Change-In-Control ("Parachute Payment"). If the Executive has not been employed with Employer for five taxable years, the calculation shall be


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for the shorter period, with any partial taxable year annualized, excluding one-time payments, such as relocation expenses. Executive's Parachute Payment will be adjusted accordingly to avoid tax penalties imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code, as amended. Executive shall also be reimbursed for 150% of any golden parachute excise taxes. Executive shall also receive reimbursement for any attorney's fees and other expenses incurred to collect severance benefits and payments under this section because of a Change-In-Control. All payments provided for in this Section 6.1(f) are due on the date of Change-In-Control.




Executed on May __, 2003, at Irvine, California.

EMPLOYER

ULTIMATE SECURITY SYSTEMS
CORPORATION

By:
            ---------------------------
            Jay Bitner

Its:        Director


EXECUTIVE

By:
            ----------------------------
            James Cooper